SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
__________________________________________

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

July 15, 2003
Date of report (date of earliest event reported)

    FOREST LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-5438 (Commission File Number)	11-1798614 (I.R.S. Employer Identification Number)

909 Third Avenue New York, New York (Address of principal executive offices)		10022-4731 (Zip code)

(212) 421-7850
(Registrant's telephone number, including area code)

Item 9. Results of Operations and Financial Condition

On July 15, 2003, the Registrant issued a press release announcing its results of operations for the quarter ended June 30, 2003. A copy of the press release is included with this report as Exhibit 99(1). This item is reported in accordance with Item 12 of Form 8-K "Results of Operations and Financial Condition".

Item 7. Financial Statements, Pro-Forma Financial Information and Exhibits

(c) Exhibit 99(1). Press release of Forest Laboratories, Inc. dated July 15, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 15, 2003

Forest Laboratories, Inc.
(Registrant)

/s/ John E. Eggers
John E. Eggers
Vice President - Finance and
Chief Financial Officer

Exhibit 99(1)

                                                                                                                 Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                 Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES REPORTS

FISCAL FIRST QUARTER EARNINGS OF $.48 PER SHARE

NEW YORK, July 15, 2003 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that earnings per share equaled $.48 in the first quarter of fiscal 2004, an increase of 45% from the reported $.33 in last year's first quarter. Net sales for the quarter increased 30% to $605,748,000 from $467,189,000 in the prior year. Sales in the quarter included $475,709,000 for Forest's antidepressant franchise which was comprised of $284,717,000 of Celexa™ (citalopram HBr), a selective serotonin reuptake inhibitor (SSRI) and $190,992,000 of Lexapro™ (escitalopram oxalate), Forest's recently introduced SSRI.

Net income in the current quarter increased 45% to $179,817,000 from $123,828,000 reported in the first quarter of the prior year. Selling, general and administrative expense increased 24% to $191,494,000 while research and development investment increased 6% to $53,347,000.

Although Forests' total SSRI current market share increased to 22.85% at the end of June from 21.75% at the end of March, total franchise sales declined by $9,224,000 from last year's fourth quarter due to wholesaler inventory levels declining approximately four days from 11.2 days to 7.6 days.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "During the quarter our antidepressant franchise (Celexa and Lexapro) achieved the leading current market share of both new and total prescriptions for SSRIs. New prescriptions for Lexapro now exceed those of Celexa, and Lexapro's market share increase more than offset the share decline for Celexa. We look forward to a continuation of Lexapro's strength in the market which has been driven by consistent physician and patient response to the clinical attributes of the product." Mr. Solomon continued, "Market share targets for our antidepressant franchise are being achieved although the overall growth rate in prescriptions for the major therapeutic categories in the U.S pharmaceutical industry, including the SSRI category, declined during the quarter, perhaps due to overall economic conditions. Currently, our earnings per share growth target for the fiscal year is approximately 20%, however, should this lower rate of market prescription growth persist for the remainder of the fiscal year it could impact our ability to achieve that rate of earnings growth. We are responding to slower market growth by reviewing discretionary spending items for the balance of the year."

"We currently have several New Drug Applications under review by the Food and Drug Administration including memantine for the treatment of moderate to severe Alzheimer's disease and Lexapro for the treatment of Generalized Anxiety Disorder and Panic Disorder. Development also continues for dexloxiglumide for the treatment of irritable bowel syndrome, neramexane for various central nervous system disorders and several other products. We are pleased that our partner, Sankyo, received regulatory approval for a combination of Benicar®* and hydrochlorothiazide during the quarter and look forward to the launch of that product in the upcoming quarter. Forty percent of the market for angiotensin receptor blockers consists of similar combination products. Based on the favorable response of physicians to Benicar and the approval of the combination product, we have agreed with Sankyo to increase our efforts on Benicar during the coming year."

Forest will host a conference call at 10:30 AM EDT today to discuss the results. The conference call will be webcast live beginning at 10:30 AM EDT on the Company's website at www.frx.com and also on the website www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until July 31, 2002 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International). Conference ID: 1611232.

Except for historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that affect our business, including risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Actual results may differ materially from those projected.

* Benicar is a registered trademark of Sankyo Pharma.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statement of Income
(Unaudited)
(In thousands, except per share amounts)	Three Months Ended June 30,
	2003	2002
Revenues:
Net sales	$605,748	$467,189
Other income	8,681	11,608
Net revenues	614,429	478,797

Costs and expenses: Cost of goods sold	140,668	110,673
Selling, general and administrative	191,494	154,925
Research and development	53,347	50,267
	385,509	315,865

Income before income tax expense	228,920	162,932

Income tax expense	49,103	39,104

Net income	$179,817	$123,828
	=======	=======
Net income per common and common
equivalent share:

Basic	$0.49	$0.35
	====	====
Diluted	$0.48	$0.33
	====	====
Weighted average number of common and common equivalent shares outstanding:

Basic	364,098	358,808
	======	======
Diluted	376,803	371,506
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